Exhibit 99.1
The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202
News Release
FOR IMMEDIATE RELEASE
P&G REAFFIRMS GILLETTE ACQUISITION FINANCIAL IMPACTS
     CINCINNATI, Oct. 3, 2005 – The Procter & Gamble Company (NYSE: PG) announced today that following the closing of the Gillette acquisition on Oct. 1, the company remains comfortable with the previous earnings per share dilution range after adjusting for actual deal closing timing. P&G also confirmed its long-term growth rates provided at the time of announcing the transaction after adjusting for stock option expensing.
     “I am confident that the merger of P&G and Gillette will succeed,” said A.G. Lafley, P&G chairman, president, and chief executive. “We are both industry leaders on our own, and we will be even stronger and even better together. We are ready to get on with the integration.”
     The company’s top line growth range has been increased from four to six percent excluding foreign exchange impacts to five to seven percent, for the balance of the decade. In addition, the company has set an operating margin target of about 24 percent by 2010 (including the impact of stock option expensing) – a significant margin expansion from P&G’s fiscal year 2005 operating margin of 18.5 percent.
     The increases to the company’s growth objectives are driven by the identified synergy opportunities from the P&G/Gillette combination. The company continues to expect cost synergies of approximately $1 to $1.2 billion before tax and an increase in the annual sales run-rate of about $750 million by 2008, the third year following the deal.
     The company updated its earnings per share dilution estimates to reflect the actual merger effective date of Oct. 1, 2005 and the impact from expensing stock options. For simplicity, P&G had previously provided dilution estimates assuming the deal closed on July 1, 2005.

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     The company stated that it expects earnings per share dilution to be in the range of 20 to 26 cents in fiscal year 2006 and 12 to 18 cents in fiscal year 2007. The company expects the deal to be neutral for fiscal year 2008 — becoming accretive during the back half of fiscal 2008. This will put P&G back on track with its pre-Gillette earnings growth target for fiscal year 2008.
     In addition, P&G stated that it expects about half of the fiscal year 2006 dilution to impact the October – December 2005 quarter. This is driven by one-time charges associated with closing the deal and a lower level of cost savings in the first three months relative to later quarters.
     P&G also reported that through Sept. 30, 2005, it had repurchased 156 million shares, or about $8.5 billion, as part of the previously announced share repurchase program associated with the Gillette acquisition. The announced program anticipates that the company will repurchase $18 to $22 billion of P&G stock over a 12 to 18 month period that began on Jan. 28, 2005.
About Procter & Gamble
     Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®. Bounty®, Dawn®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella, Gillette®, and Braun. The P&G community consists of almost 140,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.
     All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the

Company’s merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of the Gillette transaction; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and other intellectual property matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company’s outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt (including debt related to the Company’s announced plan to repurchase shares of the Company’s stock), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the Company’s significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company’s products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.
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Media Contacts:
In the US: 1-866-PROCTER or 1-866-776-2837
International: 1-513-945-9087
Investor Relations Contact:
Chris Peterson: 513-983-2414

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